Exhibit 4.8

AMENDMENT TO RESTATED MANAGEMENT AGREEMENT

This Amendment to the Restated Management Agreement (this "Amendment") is a written confirmation of the decision made by the Board of Directors of the Company on June 7, 2010, and was intended to be effective as of the 1st day of July, 2010 (the "Effective Date"), by and between Nordic American Tanker Shipping Limited, a Bermuda company (the "Company"), and Scandic American Shipping Ltd., a Bermuda company ("Scandic").

W I T N E S S E T H:

WHEREAS, the Company and Scandic are parties to a management agreement restated as of June 30, 2004, as further amended on October 12, 2004, April 29, 2005, November 19, 2005, May 3, 2008 and May 31, 2009 (the "Restated Management Agreement");

WHEREAS, Section 3(a) of the Restated Management Agreement currently provides, inter alia, that the Company shall pay Scandic an annual fee of $225,000;

WHEREAS, the board of directors of the Company increased the annual fee payable to Scandic by the Company from $225,000 to $265,000;

Whereas, Section 5(c) of the Restated Management Agreement currently provides, inter alia, that the common shares issued to Scandic pursuant to the Restated Management Agreement may not be transferred for a period of three years from their date of issuance; and

WHEREAS, the Company and Scandic wish to amend Sections 3(a) and 5(c) of the Restated Management Agreement, respectively, to change the annual fee paid to Scandic and to extend the period during which shares issued to Scandic may not be transferred from three to six years.

NOW, THEREFORE, the Company and Scandic hereby agree as follows:

1.         Effective as of the Effective Date, Section 3(a) of the Restated Management Agreement is hereby amended in its entirety to read as follows:

"In consideration for Scandic's providing the services to the Company specified in this Agreement, the Company shall pay Scandic a fee at the annual rate of USD 350,000 (the "Fee") and cover Scandic's reasonable costs incurred to perform the abovementioned services (the "Costs"). The Fee shall be paid quarterly in advance, on each January 1, April 1, July 1 and October 1. The Costs shall be paid monthly in advance through a monthly cash call procedure to be agreed between the parties."

2.         Effective as of the Effective Date, Section 5(c) of the Restated Management Agreement is hereby amended in its entirety to read as follows:

"The Company shall issue to Scandic 194,132 common shares of the Company, equivalent to 2% of the Company's total outstanding common shares as of the date hereof, as promptly as practicable thereafter, in exchange for a payment by Scandic to the Company of $1,941.32. In the event the Company shall issue additional common shares to any third party or parties (a "Third Party Issuance"), the Company shall also issue that number of the additional common shares to the Manager such that the number of shares issued to the Manager pursuant to this Management Agreement shall equal 2% of the Company's total outstanding common shares after taking into account such Third Party Issuance. The 61.224 and 87.959 common shares issued to the Manager pursuant to this Agreement on August 15, 2007 and May 16, 2008, respectively, may not be transferred for a period of six years from their date of issuance and shall not be registered with the SEC. All other common shares issued to the Manager pursuant to this Agreement may not be transferred for a period of three years from their date of issuance and shall not be registered with the SEC. The certificates for such common shares shall bear appropriate restrictive legends to such effect."

3.         The Restated Management Agreement shall otherwise remain in full force and effect.

4.         This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the undersigned have executed this written confirmation of the Amendment to the Restated Management Agreement, effective as of the Effective Date.

/s/ Sir David Gibbons	NORDIC AMERICAN TANKER SHIPPING LIMITED

/s/ Richard H. K. Victor	By:
Name:
Title:
/s/ Jim Kelly

/s/ Andreas Ove Ugland

/s/ Jan Erik Langangen

SCANDIC AMERICAN SHIPPING LTD.

	By:	/s/ Herbjørn Hansson
Name: Herbjørn Hansson
Title: